Registration No. 333-39649
                                Rule 424(b)(3)

            Supplement to Prospectus Supplement Dated June 16, 1998

                     Lehman Home Equity Loan Trust 1998-2,
           Home Equity Loan Asset-Backed Certificates, Series 1998-2

                 Norwest Bank Minnesota, National Association,
                                Master Servicer

     On June 18, 1998, Lehman Home Equity Loan Trust 1998-2 Home Equity Loan Asset-Backed Certificates, Series 1998-2, Class A-1, A-2, M-1, M-2 and B-1 (the "Offered Certificates") were issued in an approximate original aggregate principal amount of $209,850,000. The Offered Certificates represented beneficial interests in a trust fund consisting primarily of a pool of sub-prime closed-end adjustable rate (having initial fixed rate periods of six months, two years, three years or five years) and fixed rate, fully amortizing and balloon, mortgage loans (the "Mortgage Loans"). The Mortgage Loans were deposited by Lehman ABS Corporations into the trust fund for the benefit of certificateholders pursuant to a pooling and servicing agreement by and among Lehman ABS Corporation, as depositor, Norwest Bank Minnesota, National Association, as master servicer, Aurora Loan Services Inc., as Servicer, Ocwen Federal Bank FSB, as special servicer and First Union National Bank, as trustee. Lehman Brothers Inc., the underwriter, is an affiliate of the depositor and of Aurora Services Inc.

     This supplement to the above-referenced Prospectus Supplement and the related prospectus dated December 15, 1997 (together, the "Prospectus") supplements and updates certain of the information set forth in the Prospectus. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus.







                                 Underwriter:

                                LEHMAN BROTHERS



March 31, 1999

     The table set forth under the heading "The Servicer" on page S-18 of the Prospectus Supplement is hereby updated, in its entirety, as follows:

                           Aurora Loan Services Inc.
                        Delinquencies and Foreclosures
                             (Dollars in Million)




                                                                                  As of December 31, 1998 (3)
Total balance of mortgage loans serviced.....................................               $6,096
Percentage of mortgage loans delinquent by period of delinquency (1) (2)
    30 to 59 days............................................................                   3.21%
    60 to 89 days............................................................                  0.92
    90 days or more..........................................................                  0.42
                                                                                               ----
Total percentage of mortgage loans delinquent (1) (2) .......................                   4.55%
    In foreclosure (excluding bankruptcies)..................................                  2.10
    In bankruptcy............................................................                  0.61
                                                                                               ----
Total (2)....................................................................                   7.26%

------------------

(1) Delinquency information is for conventional and subprime loans only, excluding bankruptcies.

(2)  Percentages are based on the number of mortgage loans.

(3) A weighted average of the MBS method for conventional loans and the ABS method for subprime loans is used in calculation of delinquency percentage. Under the MBS methodology, a loan is considered delinquent if any payment is past due one or more days. In contrast, under the ABS methodology, a loan is considered delinquent if any payment is past due 30 days or more. The period of delinquency is based upon the number of days that payments are contractually past due (assuming 30-day months). Consequently, under the ABS methodology, a loan due on the first day of a month is not 30 days delinquent until the first day of the next month.

     The information contained in the tables entitled "Mortgage Rate" and "Cut-off Date Principal Balances" under the heading "Description of the Mortgage Loans" on pages S-25 and S-28, respectively, of the Prospectus Supplement is hereby updated to indicate, as of December 31, 1998, the Mortgage Loan Balances and Mortgage Rates of the Mortgage Loans:


                              PRINCIPAL BALANCES


                                                                                                    Percentage of
                                                                                                   Mortgage Loans
                      Range of                             Number of            Aggregate           by Aggregate
               Principal Balances ($)                    Mortgage Loans     Principal Balance     Principal Balance
               ----------------------                    --------------     -----------------     -----------------

           0.01 to     5,000.00......................           1             $  1,394.06                0.00%
    5,000.01 to   10,000.00..........................          13              117,940.57               0.07
  10,000.01 to   15,000.00...........................          27              355,267.44               0.21
  15,000.01 to   20,000.00...........................          35              633,768.32               0.38
  20,000.01 to   25,000.00...........................          66            1,511,297.78               0.90
  25,000.01 to   30,000.00...........................          88            2,446,620.44               1.46
  30,000.01 to   35,000.00...........................          82            2,678,776.73               1.60
  35,000.01 to   40,000.00...........................          96            3,631,388.53               2.17
  40,000.01 to   45,000.00...........................          89            3,842,378.44               2.29
  45,000.01 to   50,000.00...........................          96            4,586,450.06               2.74
  50,000.01 to   55,000.00...........................         107            5,629,037.59               3.36
  55,000.01 to   60,000.00...........................          83            4,816,088.98               2.87
  60,000.01 to   65,000.00...........................          91            5,688,103.75               3.40
  65,000.01 to   70,000.00...........................         101            6,796,877.69               4.06
  70,000.01 to   75,000.00...........................          94            6,831,292.82               4.08
  75,000.01 to   80,000.00...........................          78            6,080,035.97               3.63
  80,000.01 to   85,000.00...........................          52            4,290,200.05               2.56
  85,000.01 to   90,000.00...........................          69            6,027,687.05               3.60
  90,000.01 to   95,000.00...........................          65            6,025,307.13               3.60
  95,000.01 to 100,000.00............................          67            6,555,426.58               3.91
100,000.01 to 105,000.00.............................          48            4,929,915.84               2.94
105,000.01 to 110,000.00.............................          61            6,565,881.79               3.92
110,000.01 to 115,000.00.............................          37            4,165,051.97               2.49
115,000.01 to 120,000.00.............................          48            5,640,739.67               3.37
120,000.01 to 125,000.00.............................          35            4,283,084.50               2.56
125,000.01 to 130,000.00.............................          41            5,215,303.65               3.11
130,000.01 to 135,000.00.............................          21            2,798,464.32               1.67
135,000.01 to 140,000.00.............................          20            2,761,845.83               1.65
140,000.01 to 145,000.00.............................          21            3,003,108.14               1.79
145,000.01 to 150,000.00.............................          16            2,360,161.43               1.41
150,000.01 to 200,000.00.............................         174           32,440,744.35              19.36
250,000.01 to 300,000.00.............................          23            6,391,531.75               3.82
300,000.01 to 350,000.00.............................          19            6,175,542.65               3.69
350,000.01 to 400,000.00.............................           5            1,846,015.19               1.10
400,000.01 to 450,000.00.............................          1              407,994.92                0.24
                                                          -------          --------------             ------
     Total...........................................      1,970                       $               100.00%
                                                           ======         =            ==              =======
                                                                          167,530,725.98

           The average Principal Balance as of December 31, 1998 is
                          approximately $85,040.98.

                               MORTGAGE RATE (1)

                                                                                                    Percentage of
                                                                                                   Mortgage Loans
                                                           Number of            Aggregate           by Aggregate
             Range of Mortgage Rates (%)                 Mortgage Loans     Principal Balance     Principal Balance

  7.001 to   7.500...................................           7           $  829,940.96                 0.50%
  7.501 to   8.000...................................          27            3,226,278.68                1.93
  8.001 to   8.500...................................         108           12,486,346.71                7.45
  8.501 to   9.000...................................         199           22,793,803.45               13.61
  9.001 to   9.500...................................         282           24,072,939.37               14.37
  9.501 to 10.000....................................         362           36,315,099.42               21.68
10.001 to 10.500.....................................         231           18,183,658.21               10.85
10.501 to 11.000.....................................         317           25,186,205.77               15.03
11.001 to 11.500.....................................         130            7,852,081.94                4.69
11.501 to 12.000.....................................         106            6,572,590.66                3.92
12.001 to 12.500.....................................          66            3,372,418.53                2.01
12.501 to 13.000.....................................          59            2,945,143.68                1.76
13.001 to 13.500.....................................          56            2,736,225.15                1.63
14.001 to 14.500.....................................          17              813,367.32                0.49
15.001 to 15.500.....................................           1               46,940.94                0.03
15.501 to 16.000.....................................           1               31,388.99                0.02
17.001 to 17.500.....................................          1                 66,296.20               0.04
                                                           ------         -----------------            ------
     Total...........................................      1,970                       $               100.00%
                                                           ======         =            ==              =======
                                                                          167,530,725.98

--------------------------
(1)  Reflects current Mortgage Rates of Adjustable Rate Mortgage Loans.


         The weighted average Mortgage Rate as of December 31, 1998 is approximately 9.989%.